Exhibit 10.1





Dr. Chris McCormack
Life Energy & Technology Holdings, Inc.
2005 Beechgrove Place
Utica, New York 13503 USA
May 26, 2003


Re:  Overseas Private Investment Corp (OPIC)



The Government of the Abia State, Nigeria has signed this Letter of Intent with Life Energy Holdings & Technology, Inc., a Delaware Corporation and Providence International Energy Company, LLC for the construction and installation of 2
(two) Initial Biosphere Process(TM) System at a capital cost of seven million ($7,000,000) Dollars USD per system totaling Fourteen Million ($14,000,000) Dollars USD for the production each of 5MW of electricity per hour. Subsequent to the commission of this initial system, we will extend this order to include another ten (10) systems.

The Government of the Abia State will arrange for a "Take or Pay" Power Purchase Contract for Life Energy & Technology Holdings, Inc. and it local partner, at local power purchase rates with either a municipality or local industry. These funds arising from the purchase of power generated by the Biosphere Process(TM) Systems will be committed to the repayment of the loan being made to Life Energy & Technology Holdings, Inc., and its local partner by Overseas Private Investment Corp (OPIC) to allow the Government either directly or indirectly or through a local approved partner to purchase the initial Biosphere Process(TM) System.



Signed,

/s/ Orji Uzor Kalu
Orji Uzor Kalu, Governor

Office of the Executive Governor